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Exhibit 12.1

Computation of Ratio of earnings to fixed charges
(In thousands, except for ratio data)


                                                                                                                  Six months ended
                                                                         Year ended December 31,                      March 31,
                                                          --------------------------------------------------------------------------
                                                            1998       1999       2000       2001       2002       2002        2003
                                                            ----       ----       ----       ----       ----       ----        ----

Income before income taxes                                $193,684   $233,685   $300,035   $347,028   $436,290   $215,996   $250,206
Add fixed charges:
Gross interest expense                                      21,330     25,111     28,823     20,159     17,758      8,898     10,074
Amortization of debt discount                                   -           -          -          -          -          -          5
Estimated interest component of rental expense (1)          24,033     26,180     27,664     28,990     33,200     15,777     17,178
                                                          --------------------------------------------------------------------------
Total fixed charges                                         45,363     51,291     56,487     49,149     50,958     24,675     27,257
Total adjusted earnings                                   $239,047   $284,976   $356,522   $396,177   $487,248   $240,671   $277,463
                                                          --------------------------------------------------------------------------
Ratio of earnings to fixed charges                            5.27       5.56       6.31       8.06       9.56       9.75      10.18
                                                          --------------------------------------------------------------------------

(1) Interest component estimated to be 1/3 of rental expense.